Exhibit 10.5

Fenjiu Group Liquor Development Area Sales Co., Ltd.

Distribution Contract,

Purchase and Sales Contract

(Contract No.: FZQSHX016)

June 30, 2020

1/7

Fenjiu Group Liquor Development Area Sales Co., Ltd.

Distribution Contract

Party A: Shanxi Xinghuacun Fenjiu Group Liquor Development Area Sales Co., Ltd.

Party B: Fenyang Huaxin Wine Industry Development Co., Ltd.

In accordance with the Contract Law of the People’s Republic of China and other relevant laws and administrative regulations, Party A and Party B hereby enter into this Contract on the distribution of the products in accordance with the principles of equality, voluntariness, fairness, honesty and credibility for better market development.

I. Products

1. Party A agrees Party B to distribute “Xinghuacun” big jar liquor products of Fenjiu Group all over the country. Both parties shall negotiate to perfect the product line of “Xinghuacun” big jar liquor series of Fenjiu Group. Party B is responsible for business attraction, promotion, exhibition and promotion of the products.

II. Distribution Price

2. The base liquor supply of “Xinghuacun” big jar liquor by Fenjiu Group shall be in strict conformity with the price agreed by both parties. Of which, the product price provided by Party A may be adjusted from time to time due to market changes, and the specific price shall be determined according to each purchase order.

3. With respect to the price system of “Xinghuacun” big jar liquor products of Fenjiu Group, Party A and Party B hereby establish the agency price and retail guiding price in the region before the products are listed in the market so as to ensure the stability of market price and continuously improve the image of “Xinghuacun” big jar liquor series.

III. Deposit Terms

4. Party A shall charge Party B RMB 0 as credit deposit. Upon termination of the agency, Party A shall fully refund the credit deposit paid by Party B to Party B (If Party B defaults with Party A for any payment for the products, Party A may deduct from Party B’s credit deposit).

IV. Sales Task

5. (i) Complete contract amount of RMB 15 Million within the contract term of this year, that is from June 30, 2020 to June 29, 2023. (Total amount of two contracts)

(ii) Payment method: advance payment. Bank acceptance bill with the period within six months is allowed, each acceptance bill shall not exceed 50% contract amount.

2/7

(iii) Task assessment: Annual target shall be broken down in accordance with monthly and quarterly time nodes, and production plan and purchase arrangement shall be submitted strictly in accordance with the breakdown figure. If Party B fails to complete 80% of the sales target as agreed in this Contract, Party A shall have the right to cancel the distributorship qualification of Party B and terminate this Contract.

V. Rights and Obligations of Party A

6. Party A owns the exclusive right, patent and copyright of trademark with characters, marks and designs of “Fenjiu Group” and “Xinghuacun” series on the internal and external packing of products.

7. Party B plays a leading role or participating in the packaging design, Party A requires Party B to insure that the package design of products (including bottles) shall not infringe upon legal rights, In the event of any infringement, Party A shall not be liable and Party B shall bear all the responsibilities.

8. Party A shall guarantee that the products supplied hereunder shall conform to the product quality standards of Chinese white liquor industry and a long-term and stable product quality. If the quality of the products supplied by Party A causes any loss to Party B or any third party, Party A shall be liable for compensation.

9. Party A shall issue invoice to Party B for settlement.

10. Party A shall coordinate and allow Party B to use the words “Fenjiu Group”, the trademark “Xinghuacun”, “Shanxi Xinghuacun Fenjiu Group Liquor Development Area Sales Co., Ltd.” and the words “Shanxi Xinghuacun Fenjiu Group Co., Ltd.” both in Chinese and English, and provide relevant procedures, licenses and permits to Party B for the printing of the packaging materials or market promotion.

11. The product name, container and package with the characters of “Big Jar Liquor” shall be exclusively used by Party B, which shall not be supplied to other clients by Party A as the product name or promotion purpose.

12. The barcode and anti-counterfeit system of Party B’s customized “Big Jar Liquor” products shall be provided by Party A.

VI. Rights and Obligations of Party B

13. Based on market needs and consumer demands, Party B may conduct the early-stage product packaging design in accordance with the relevant provisions of Party A and with consent of Party A. Upon the review and confirmation of Party A and the relevant department(s) involved shareholder, the production instruction book shall be issued and the formal production process shall be started. Meanwhile, Party B shall not counterfeit or counterfeit the products under the brand of Party A. Otherwise, Party B shall be punished according to the relevant regulations on counterfeiting and sales and legal responsibility.

3/7

14. According to market conditions, Party B shall declare production plan to Party A as per procedures specified by Party A and carry out advance payment policy.

15. Party B may make promotion plan for the products based on its enterprise operation strategy in order to accelerate the turnover and sales of the products. However, the promotion plan shall be submitted to the relevant department(s) of Party A for review and approval and record-keeping in advance. In carrying out product advertising, Party B is required to contact with the relevant department (s) of Party A in advance, and conduct such advertising activities upon review by Party A.

16. Party B shall not transfer the Contract to any third party without Party A’s written consent.

17. Party B shall accept the supervision and inspection from the relevant department (s) of Party A and Party A’s shareholder, implement the market management rules of Party A and obey the overall coordination arrangement of Party A.

VII. Other Terms and Conditions

18. Place of Supply: warehouses designated by Party A

19. Term of Contract: The contract shall be effective and remain in force from June 30, 2020 to June 29, 2023. If the contract is to be renewed, both parties shall agree on the cooperation terms of the coming year and sign the cooperation contract for the coming year prior to 29 June of each year.

20. Signing place of the contract: Xinghuacun, Fenyang City, Shanxi Province

VIII. Termination of the Contract

21. If any party wants to terminate the Contract, he shall give a written notice to the other party 30 days in advance, and the Contract will be terminated on the date agreed by both parties.

22. Party A has the right to terminate the Contract singly if any of the following circumstances occurs to Party B, and the Contract shall be terminated upon the receipt of the notice:

(i) Existence of the circumstances as stipulated in IV and VI of this Contract;

(ii) Party B is revoked the business license or is suspended by the administrative department in charge, or is otherwise deprived of the legal business status or qualification;

(iii) Party B applies for bankruptcy, enters into liquidation, or is in a state of insolvency or repayment of its debts, or there are good reasons to believe that its financial status will deteriorate or there is the possibility of such deterioration;

(iv) Without Party A’s approval in writing, Party B transfers all or part of its rights or obligations hereunder to the third party.

4/7

23. After the termination of the Contract, the disposal of the packaging materials and products shall be in accordance with the requirements and procedures of Party A. After the settlement of the remaining problems including products, refund all or remaining credit deposit.

IX. Liability and Dispute Settlement

24. Both parties shall strictly abide by the stipulations of this Agreement and shall compensate the other party for the breach of the Agreement.

25. Neither party shall be liable if any force majeure occurs and affects the performance of the Contract. If the performance be affected by the factors such as material policy adjustment due to National Policy Adjustment or change of raw material price, both parties shall negotiate timely to make amendments to or supplement to these clauses. Such amendments shall have the same legal effect.

26. Provided that Party A adjusts the price due to change of cost, Party B agrees to re-sign the Contract.

27. The two parties shall settle any dispute arising from the execution of this Contract through friendly negotiation. In case no settlement has been reached, the case shall be referred to the people’s court at the execution place of this Contract.

The Contract is made in quadruplicate, Party A and Party B shall hold two copies respectively. The Contract shall come into force as of the date when legal representatives (Authorized Representatives) of both parties sign and seal them.

Party A: (seal)	Party B: (seal)

Legal representative: ______________________	Legal representative: ______________________
(Authorized representative)	(Authorized representative)

June 30, 2020

5/7

PURCHASE AND SALES CONTRACT

Party A: Shanxi Xinghuacun Fenjiu Group Liquor Development Area Sales Co., Ltd.

Party B: Fenyang Huaxin Spirit Development Co., Ltd.

Through friendly negotiation, in line with the principle of “sincere cooperation and shared benefits” and relevant laws and regulations, Party A and Party B enter into this Contract as follows:

I. SUBJECT AND TERM OF CONTRACT

The products hereunder are the liquors that is brewed on the basis of production technology and standards of light aromatic flavored white liquor, which shall conform to State’s product quality standards for white liquor industry to ensure long-term and stable product quality. Party A shall sell to Party B, and Party B shall act as the distributor of Party A hereunder, sell all over the country.

The term of this Contract shall be commencing from June 30, 2020 and expiring on June 29, 2023. In case of renewal after the expiration of this Contract, Party B shall have the priority under the same conditions.

II. Sales quantity

1. The annual sales volume of Party B shall reach RMB 5,000,000.00

2. Party B shall achieve the sales target stipulated in the Contract within the term of this Contract, which period is from June 30, 2020 to June 29, 2023, and shall be evaluated by Party A.

If Party B fails to complete 80% of the sales target as agreed in this Contract, Party A shall have the right to cancel the distributorship qualification of Party B and terminate this Contract.

III. Selling Price

No.	Name	Specification	Price
1	45% Big Jar Liquor	Jar (3 catty)
2	65% Big Jar Liquor	Jar (5 catty)
3	42% Big Jar Liquor	Bottle (475ml)
4	53% Big Jar Liquor	Bottle (225ml x 8)
5	53% Big Jar Liquor	Bottle (475ml)
6	60% 72-Change	Bottle (150ml x 6)
7	60% Big Jar Liquor	Bottle (475ml)
8	60% Base Liquor - Sandalwood	Jar (24L x 1)
9	65% 30-year-aged	Bottle (500ml x 6)
10	65% Big Jar Liquor	Bottle (500ml x 6)
11	65% Big Jar Liquor (exclusive)	Bottle (500ml x 6)
12	65% Hwa Hsia	Bottle (500ml x 6)
13	42% Rose Liquor	Catty (Retail)
14	45% Sorghum King III	Catty (Retail)
15	52% Sorghum King I	Catty (Retail)
16	52% Sorghum King II	Catty (Retail)

6/7

The product price provided by Party A shall be adjusted from time to time due to market changes, and the specific price shall be confirmed according to each purchase order.

IV. Payment Terms

For advance payment. Party A shall issue invoices to Party B. Party A shall, upon receipt of the relevant payment from Party B, arrange the delivery of the said goods according to the principle of payment after delivery.

V. Agreement on Intellectual Property Rights

1. The product packaging, marketing, brand promotion and other activities of Party B shall conform to the brand strategy planning of Party A, and shall be approved and filed by the marketing department of Party A’s shareholder. The approval and filing shall not be implemented more than 15 days.

2. Party A shall coordinate and allow Party B to use the words “Fenjiu Group”, the trademark “Xinghuacun”, “Shanxi Xinghuacun Fenjiu Group Liquor Development Area Sales Co., Ltd.” and the words “Shanxi Xinghuacun Fenjiu Group Co., Ltd.” both in Chinese and English, and provide relevant procedures, licenses and permits to Party B upon market promotion requirement.

VI. Deposit Terms

Party A shall charge Party B RMB 0 as credit deposit. Upon termination of the agency, Party A shall fully refund the credit deposit paid by Party B to Party B (If Party B defaults with Party A for any payment for the products, Party A may deduct from Party B’s credit deposit).

VII. Liability for Breach of the Contract

Where either party breaches the contract, the breaching party shall compensate the abiding party for any economic loss caused thereby.

VIII. Dispute Settlement

The two parties shall settle any dispute arising from the execution of this Contract through friendly negotiation. In case no settlement has been reached, the two parties shall submit the dispute to the people’s court in Party A’s location.

IX. Miscellaneous

1. For matters not mentioned herein, the two parties shall sign supplementary agreement. The supplementary agreement has the same legal effect with this Contract.

2. This Contract is made in quadruplicate. Party A and Party B holds two copies respectively. The Contract shall come into force as of the date when legal representatives (Authorized Representatives) of both parties sign and seal them.

Party A: (seal)	Party B: (seal)

Legal representative: ______________________	Legal representative: ______________________
(Authorized representative)	(Authorized representative)

June 30, 2020

7/7